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                             EUA COGENEX CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                        FOR THE YEARS ENDED DECEMBER 31,
                                 (in thousands)
                                   (UNAUDITED)
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                                                                                     1999             1998
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Cash flow from operating activities:

Net (loss) income                                                                 ($6,647)         ($1,481)
Adjustments to reconcile net (loss) income to net
    cash provided by operating activities:
        Depreciation and amortization                                              10,674           12,149
        Deferred taxes                                                              1,789             (628)
        Gains on sales of investments in energy savings
            projects paid for with notes and leases receivable                     (2,240)          (2,826)
        Costs of energy savings cash sales type projects                           16,958           12,827
        Pension and other postretirement benefit liability                             19               21
        Amortization of deferred revenues                                                               11
        Equity Earnings in Joint Ventures                                            (457)
        Loss on disposition of Day & DayMetrix division assets                      3,488
        Collections of principal portion of project notes and leases receivable     7,815           10,216
        Proceeds from sales of notes and leases receivable to third parties             0            7,045
        Other - net                                                                 1,709            1,600
Changes in operating assets and liabilities, net of effect of transfer of Renova assets:
        Accounts receivable, net                                                    4,655            6,107
        Inventory, net                                                                 24                3
        Accounts payable                                                            1,569              637
        Accrued taxes                                                                 (77)            (192)
        Accrued interest                                                              (65)             (79)
        Other current assets and liabilities - net                                  1,257           (2,596)

        Net cash provided from operating activities                                40,471           42,814

Cash flow from investing activities:

    Expenditures for investments in energy savings projects                       (33,792)         (26,494)
    Equity Investments in Joint Ventures                                              785
    Proceeds from Transfer of Renova assets                                                          1,717
    Proceeds from Sale of Day division assets                                       2,894
    Collections on financing notes and leases receivable                           14,733           11,558
        Net cash used in investing activities                                     (15,380)         (13,219)

Cash flow from financing activities:

    Retirement of long - term debt                                                 (6,700)          (6,700)
    Net (decrease) increase in short-term debt                                    (15,901)         (24,585)

        Net cash used in financing activities                                     (22,601)         (31,285)

Net decrease in cash and cash equivalents                                           2,490           (1,690)

Cash and cash equivalents at beginning of year                                      2,782            4,472

Cash and cash equivalents at end of year                                           $5,272           $2,782

Supplemental disclosures of cash flow information:
    Cash paid (received) during the year for:
            Interest, net of amounts capitalized                                   $7,148           $9,087
            Income taxes (refund)                                                 ($3,709)         ($1,172)

Supplemental schedule of non-cash investing activities:
    Conversion of investments in energy savings projects
        to notes and leases receivable                                             $1,922           $4,529

Supplemental schedule of non-cash financing activities:
    Foreign Currency Translation Adjustment, net of tax                                36            ($47)
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